CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated November 5, 2010 relating to the financial statements and financial highlights and to the investment portfolio appearing in Item 6 of the Form N-CSR filing of New Perspective Fund, Inc. which appear in such Registration Statement.  We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
November 26, 2010